Exhibit 10.1

February 22, 2006

Dr. Taylor W. Lawrence

1100 Boucher Avenue

Annapolis, MD 21403-2306

Dear Taylor:

It is my pleasure to extend to you this offer for the position of Vice President, Engineering and Technology for Raytheon Company reporting to me. I look forward to your joining our Leadership Team. Your position will be an officer of the corporation and, together with the compensation outlined below, is subject to election by the Raytheon Board of Directors. The position resides in Raytheon’s Global Headquarters in Waltham, Massachusetts.

1.	Salary: The offer is a base salary of $330,000 annually, paid on a bi-weekly basis.

2.           Results Based Incentive: You will participate in the Results Based Incentive Program (RBI) with a target incentive of 60% of your annualized base salary. The maximum RBI for your position is 120% of your annualized base salary. For 2006, you will receive a guaranteed RBI bonus of at least $198,000, which potentially could be increased based upon your performance. Your RBI bonus will be payable at the time these bonuses are paid to eligible employees. Payment is contingent upon your active employment at the time RBI is actually paid.

3.           Restricted Stock Units: Subject to approval of the Management Development and Compensation Committee (“MDCC”) of the Raytheon Board of Directors, you will be awarded 35,000 restricted stock units (each equivalent to one share of stock) subject to the terms of the award and the provisions of the Raytheon 2001 Stock Plan. The restrictions on these stock units will lapse on the following anniversaries of your employment date: 15,000 on the first anniversary; 10,000 on the second anniversary; and 10,000 on the third anniversary. You will be eligible for dividends on the entire award provided you are an active employee when these restricted stock units vest. You have the option to defer part or all of this award until retirement and/or an in-service date of your choice. Under current law, deferring payment of these amounts will postpone the time of income taxation until the time of payment. You will be responsible for your share of FICA/Medicare tax when you vest in stock units. Attachment 2 describes the terms on which payments will be deferred. This special award is intended to offset long-term incentive compensation which you will forego from your current employer.

You will also be eligible to participate in the annual restricted share award program, anticipated to occur in the May/June timeframe of 2006, subject to the terms of the award and the provisions of the Raytheon 2001 Stock Plan. As a first-time participant in this program in 2006, you will receive an award of 9,000 shares.

4.           Long Term Performance Plan: You will be eligible to participate in Raytheon's Long Term Performance Plan (LTPP). As a first-time participant in this program in 2006, your participation is a targeted share opportunity of 12,000 shares of Raytheon stock. LTPP is a performance-based program and your final award is based on performance achieved at the end of a three-year cycle (2006-2008) relative to a defined peer group. Participation in this plan is subject to annual review. This initial targeted share opportunity is intended to offset long-term incentive compensation which you will forego from your current employer and is not a guarantee of the continuation of this incentive program, nor of any future targeted share amounts. (See enclosure.)

5.           Stock Ownership Requirements: As a Vice President of the Company, you will be required, by the end of your fifth (5th) year of employment, to own a minimum of one (1) year’s base salary in the form of Raytheon equity.

Dr. Taylor Lawrence

February 22, 2006

6.           Hiring Bonus. You will receive a hiring bonus of $100,000. This is considered taxable income and will be paid to you within one (1) month from your date of hire, unless you choose to defer payment and income taxation of up to 90% of this bonus in accordance with a separate agreement that will provide for deferral on substantially the same terms as deferrals under the Deferred Compensation Plan (see paragraph 7 below). Should you voluntarily leave the Company within one (1) year of your start date, you agree to repay the sum to the company within thirty (30) days from your last day of employment with Raytheon.

7.           Deferred Compensation Plan: You will be eligible to participate in Raytheon’s Deferred Compensation Plan, subject to the terms and conditions of the program. This Plan allows you to reduce your current taxable income by deferring up to a maximum of 90% of your bonus earned under Raytheon Company’s Results Based Incentive Plan (“RBI Award”) on a pre-tax basis. If you participate in the Deferred Compensation Plan, you will delay the payment of federal income taxes on the compensation you defer. The same investment options that are available in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan are available under the Deferred Compensation Plan. (See enclosure for plan details and investment options.)

8.           Severance Program: If you are involuntarily separated from employment with the Company without cause, as defined in the attached Severance Pay Plan, you will be entitled to a Separation Payment of one (1) times your annual base salary and target bonus as of the date of separation in exchange for a General Release. (See enclosure.)

9.           Change in Control: You will be entitled to a Change in Control Severance Agreement which would provide you with severance benefits equal to two (2) times your annual base salary and target bonus as of the date of the change in control in the event of a change in control of the Company as set forth in the attached draft agreement. Please note that the Change in Control Severance Agreement is structured to require both a change in corporate ownership and a loss of employment as those terms are defined in the draft agreement.

10.	Paid Time Off: You will be eligible for twenty (20) days per year of Paid Time Off.

11.         Supplemental Executive Retirement Plan: You will be eligible to participate in the Raytheon Supplemental Executive Retirement Plan. This non-qualified plan provides a pension of 35% of final average compensation after 10 years of Raytheon service and attainment of age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and attainment of age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by Social Security. (See enclosure.)

12.         Leased Vehicle: You will receive a Company leased car with an annual lease value of $14,000 or a $14,000 maximum annual allowance ($538.46 bi-weekly payment).

13.         Excess Savings Plan: You will be eligible to participate in the Raytheon Excess Savings Plan when you reach one of the Internal Revenue Code limits, with a benefit equal to the amount you deferred into the Plan (and the Company match on your deferral of 100% up to the first 4% of your contribution) plus gains and losses based on your investment elections for the Raytheon Excess Savings Plan. (See enclosure.)

14.         Senior Executive Life Insurance: You will be eligible to receive Company paid senior executive life insurance which equals four (4) times your annual base salary. You are also eligible to receive enhanced life insurance equal to one (1) times your annual base salary. If you choose not to elect this benefit, your enhanced life insurance will be capped at $50,000.00. (See enclosure – Executive Benefits Program.)

Dr. Taylor Lawrence

February 22, 2006

15.         Financial Planning: You will be provided financial planning assistance of $12,000 for your first year of employment and $10,000 annually thereafter. (See enclosure – Executive Benefits Program.)

16.         Excess Liability Coverage: You will be provided excess liability coverage of $5 million. (See enclosure – Executive Benefits Program.)

17.         Executive Health Program: You will be eligible to participate in the Executive Health Program, which includes an annual comprehensive medical assessment. This benefit has an annual allowance of $2,000 for your participation in the program. You will also be enrolled in the Executive Registry, a health care program designed for traveling executives and their families. The Registry operates as a domestic and international network of leading academic medical centers and affiliations. (See enclosure – Executive Benefits Program.)

18.	Business Travel: You will be eligible for first class airfare for all business travel.

19.         Key Employee Relocation: Enclosed is our Key Employee Relocation summary which details the relocation allowances you are authorized once you accept this offer of employment. Under our relocation policy you will be eligible for a $5,000 Miscellaneous Expense Allowance (MEA). As a Key Employee, you will also receive a total of two (2) months' salary as a relocation incentive, and a guaranteed offer to purchase your current primary residence, if necessary. Cendant Mobility Services will coordinate your relocation as well as provide comprehensive counseling on all aspects of your relocation. We will have a Cendant representative contact you upon your acceptance of this offer. Should you voluntarily leave the Company within one (1) year of your date of hire, all monies paid to you or on your behalf for relocation related activities will become repayable in full to Raytheon within 30 days of your termination.

You should be aware that all monies paid by the Company in connection with your relocation must, by law, be included in your gross earnings and will be subject to applicable taxes. However, in recognition of the added federal and state tax obligation resulting from taxable relocation reimbursements, the Company will provide a tax allowance to give substantial relief for these taxes. Please refer to the enclosed relocation policy for these details.

This offer is contingent upon your meeting the requirements on the enclosed Minimum Conditions for Hire document. If you believe any of the terms or conditions in this letter are not consistent with your understanding, or if you have any questions, please don’t hesitate to contact Keith Peden at his office at 781.522.5097 or his home number, which is 508.533.4633.

Acceptance of this offer will be considered an acceptance to all terms and conditions listed in the offer and attachments. Please sign below to indicate your acceptance and return this offer letter to Keith Peden in the enclosed envelope. The duplicate letter is a copy for your records.

I am excited about you joining the team. I look forward to a swift and favorable response.

Yours truly,

/s/ William H. Swanson

William H. Swanson

Chairman and Chief Executive Officer

Dr. Taylor Lawrence

February 22, 2006

I hereby accept this offer of employment and agree to the terms and conditions described in this letter.

I also affirm and represent that I am not subject to any contractual limitations which may impede my acceptance and performance of the duties of this position and there are no judgments, writs, orders, decrees, stipulations, rulings, decisions or injunctions of a Governmental Entity, state of Federal, against me and there are no investigations, actions, suits, arbitrations or proceedings by or before any such Governmental Entities to which I am a party or, to my knowledge, which has been threatened against me, related to my past or present responsibilities.

I understand that my acceptance of this offer does not constitute an employment contract and that my employment with Raytheon Company may be terminated, either by my employer or myself at anytime, for any reason, with or without notice.

/s/ Taylor W. Lawrence	03/02/06
Signature	Date

Enclosures:	Original Offer Letter and Attachment 1[1]
Duplicate Offer Letter and Attachment 1
Attachment 2 (Deferral of Restricted Stock Units)
DHL mailer addressed to Melissa Delin, Raytheon Company
DHL mailer addressed to Raytheon Company Health Center
Minimum Conditions for Hire
Conflict of Interest Policy
Conflict of Interest Certificate[1]
Medical Clearance Requirements
Alcohol/Drug Use and Abuse Policy
Pre-placement Drug Testing Consent Form[2]
Pre-placement Health and Safety Questionnaire[2]
Forensic Drug Testing Custody and Control Form
ADR Brochure
Executive Relocation Policy – Key Employee
Relocation Expense Agreement[1]
Raytheon Salaried Pension Plan Brochure
Raytheon Excess Savings Plan Brochure
Executive Benefits Program Brochure
Long Term Performance Plan (LTPP)
Raytheon Deferred Compensation Plan
Raytheon Supplemental Executive Retirement Plan
Raytheon Severance Pay Plan
Draft Change in Control Severance Agreement

1 to be completed/signed and returned in DHL envelope pre-addressed to Melissa Delin

2 to be completed/signed and returned in DHL envelope pre-addressed to Raytheon Company Health

Center

Dr. Taylor Lawrence

February 22, 2006

Attachment 1

Please read the following information. Sign to signify your acceptance of the terms and conditions contained within these paragraphs. Please return the Attachment with your signed offer letter.

Raytheon has confidence in the loyalty and honesty of its employees. Each employee is responsible for recognizing and avoiding activities, investments or relationships which involve or might appear to involve, or could result in a conflict of interest that might be adverse to the interests on Raytheon. Formal requirements to disclose conflicts of interest are imposed to enable the Company to demonstrate consistency that conflicts of interest are neither permitted nor condoned, and to ensure that proper standards of ethical conduct are maintained by its employees and consultants. Attached is a copy of the Company’s Conflict of Interest Policy and the Conflict of Interest Certificate form that you will be asked to sign. If you have any issues with these documents, please contact me immediately.

You agree that, as a condition of this offer and your continued employment with Raytheon, any dispute arising between you and Raytheon will be subject to resolution under the provisions of the Raytheon Alternative Dispute Resolution Program. A summary of this program is attached for your review.

You represent and warrant that you are free to enter into the Company’s employ and that such employment is not in conflict with or in any way restricted by agreement or restraint you may have with your current or past employer. You further agree not to disclose any trade secrets or proprietary or confidential information that is the property of any other party now or hereafter in your possession. You represent that you have provided Raytheon copies of all employment, proprietary information, and other restrictive agreements currently in effect to which you are a party.

/s/ Taylor W. Lawrence                                                             03/02/06

Signature	Date

Dr. Taylor Lawrence

February 22, 2006

Attachment 2

Deferral of Restricted Stock Units

If you choose to defer payment of your restricted stock units, Raytheon will pay you the value of your vested restricted stock units when you leave Raytheon (see below concerning form of payment), unless you elect to have the payment of part or all of the units made at a specific earlier date.

If you want Raytheon to pay you the value of part or all of your vested restricted stock units at that earlier date before you leave Raytheon, you must make that election before your employment with Raytheon begins. The election must specify the portion of your units to which the election relates and the date or dates on which, and the form in which (see below), you want the payment to be made. Once you make this election, you may only change it if you do so at least 12 months before the specified payment date and if the change is one that postpones the payment for at least five years from the payment date you previously chose.

You may choose from the following forms of payment for your deferred restricted stock units: lump sum or installments over five, 10, or 15 years. You must elect the form of payment before your employment with Raytheon begins. Once you make this election, you may only change it in accordance with the 12-month/5-year restriction described above.

The amount of the payment to you will be the value of the number of shares of Raytheon stock equal to the number of vested restricted stock units at the time of payment.

Dividends declared on Raytheon stock equal to your restricted stock units may be paid as compensation when the dividends are declared or may be deferred, reinvested in additional units, and paid as compensation when the value of the units is paid. You must elect how you want dividends to be paid before employment with Raytheon begins.

If, when you leave Raytheon, you are among its 50 most highly compensated officers, payments will be postponed for six months from the date you leave in order to comply with federal tax law.

You must also make your elections for deferrals and forms of payment under the Deferred Compensation Plan and Excess Savings Plan before your employment with Raytheon begins.

The complete terms of the deferral arrangement for your restricted stock units will be contained in documents to be prepared after you accept this offer and will conform to IRS guidance on taxation of deferred compensation under Section 409A of the Internal Revenue Code.